Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of YS Biopharma Co., Ltd. on Post-Effective Amendment No. 1 to Form F-1 (File No. 333-271221) of our report dated July 26, 2023, with respect to our audits of the consolidated financial statements of YS Biopharma Co. Ltd. (formerly, YishengBio Co., Ltd.) and Subsidiaries as of March 31, 2023 and 2022, and for each of the years in the three-year period ended March 31, 2023.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

August 8, 2023